A special meeting of shareholders was held on October 22, 2015. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents a single share held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Don Haile
Affirmative	3,202,344,133.59	99.886
Withheld	3,660,880.35	0.114
TOTAL	3,206,005,013.94	100.000
Thomas P. Hollowell
Affirmative	3,202,344,133.59	99.886
Withheld	3,660,880.35	0.114
TOTAL	3,206,005,013.94	100.000
Robert A. Litterst
Affirmative	3,202,344,133.59	99.886
Withheld	3,660,880.35	0.114
TOTAL	3,206,005,013.94	100.000
Anna Spangler Nelson
Affirmative	3,202,344,133.59	99.886
Withheld	3,660,880.35	0.114
TOTAL	3,206,005,013.94	100.000
Robert L. Powell
Affirmative	3,202,344,133.59	99.886
Withheld	3,660,880.35	0.114
TOTAL	3,206,005,013.94	100.000
PROPOSAL 2A
To modify Cash Portfolio's fundamental concentration policy.
	# of Votes	% of Votes

Affirmative	2,370,553,377.51	98.394
Against	25,527,603.15	1.060
Abstain	13,151,930.11	0.546
TOTAL	2,409,232,910.77	100.000
PROPOSAL 2B
To modify Cash Portfolio's fundamental investment policy.
	# of Votes	% of Votes

Affirmative	2,379,993,956.59	98.786
Against	16,087,024.07	0.668
Abstain	13,151,930.11	0.546
TOTAL	2,409,232,910.77	100.000
Proposal 1 reflects trust wide proposal and voting results.